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                     June 4, 2024

       Jeremy Wegner
       Chief Financial Officer
       Chatham Lodging Trust
       222 Lakeview Avenue, Suite 200
       West Palm Beach, Florida 33401

                                                        Re: Chatham Lodging
Trust
                                                            Form 10-K for the
year ended December 31, 2023
                                                            Filed February 27,
2024
                                                            Form 8-K
                                                            Filed February 27,
2024
                                                            File No. 001-34693

       Dear Jeremy Wegner:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction